UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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STARBUCKS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STARBUCKS CORPORATION
2401 UTAH AVENUE SOUTH
SEATTLE, WASHINGTON 98134

SUPPLEMENT #3 TO PROXY STATEMENT
For
THE 2021 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 17, 2021

Proposal 1 – Election of Directors
At Starbucks Corporation’s 2021 Annual Meeting, our shareholders will elect our directors to serve until the 2022 Annual Meeting. Our board of directors has recommended that shareholders vote for the election of Mary N. Dillon, a member of our board since 2016, who serves as the chair of our Compensation and Management Development Committee, and as a member of our Nominating and Corporate Governance Committee. Ms. Dillon is currently the Chief Executive Officer (CEO) of Ulta Beauty, Inc. (“Ulta Beauty”), and also serves on its board. Ms. Dillon also serves as a board member of KKR & Co, Inc., a controlled company.
The purpose of this supplemental disclosure is to provide additional information about Ms. Dillon’s commitments at Ulta Beauty. On March 11, 2021, Ulta Beauty announced that Ms. Dillon will transition from her position as CEO of Ulta Beauty to the role of executive chair of its board of directors at Ulta Beauty’s 2021 annual stockholders meeting. Ulta Beauty also announced that Ms. Dillon intends to serve a one-year term as executive chair of Ulta Beauty’s board.
We recognize that the proxy voting guidelines of a limited number of our investors would currently consider Ms. Dillon to be “overboarded” given her public company board commitments in addition to her role as a sitting CEO. Following its voting policies, Glass Lewis is recommending that shareholders vote against Ms. Dillon because of concerns that, as a sitting CEO, her time commitments on other public company boards might decrease her effectiveness as a member of the Starbucks board. While Glass Lewis considered our Proxy Statement disclosure on this issue, describing the important experience, skills, and perspective Ms. Dillon brings to our board, her diverse voice as one of approximately 40 female CEOs among the Fortune 500 companies, her history of active participation on it, and the particular importance of stability on the board at this time, it nonetheless recommended against her election. In contrast, Institutional Shareholder Services is recommending that shareholders vote for Ms. Dillon’s election as a director.
As a result of the announcement by Ulta Beauty today, we believe Ms. Dillon should no longer be considered to be “overboarded” under the voting guidelines of some of our investors (nor Glass Lewis’ voting policies). In addition to the disclosure we have already made about Ms. Dillon’s role on and contributions to our board, we believe this change should address any remaining concern about her public company board commitments and potential “overboarding.”

The board believes that Ms. Dillon has been, and will continue to be, an effective and engaged director who possesses beneficial experience, perspective, and skills, and that electing her to the board will enhance long-term shareholder value creation.

Starbucks board of directors strongly encourages you to vote FOR Ms. Dillon on Proposal 1.